Exhibit 10

Overview

Highfields Capital is the owner of 2,184,500 MONY shares and will vote AGAINST the proposed sale of MONY to AXA. Like many MONY shareholders, we invested in MONY five years ago with a view towards long-term equity appreciation. We strongly believe that a sale at less than 75% of book value is not in the best interest of shareholders and that recent changes made by MONY and AXA are thinly—veiled attempts to frustrate the will of long-term shareholders and deliver MONY to AXA at a bargain price.

The sale of MONY to AXA was a bad deal when made, and a worse deal now –

the recent “amendments” made by AXA do not change that.

We will continue to oppose any merger proposal that does not provide fair value for MONY shareholders, and we will continue to demand our appraisal rights. Under the amended merger proposal, AXA may elect not to close and complete the merger if appraisal demands are received which cover in excess of 15% of MONY’s outstanding shares.

We believe that MONY shareholders—no matter how many shares they own—should:

•	vote AGAINST the sale to AXA, and

•	exercise their Delaware statutory right to be paid appraised value.

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WHY YOU SHOULD VOTE AGAINST THE SALE TO AXA

AND EXERCISE YOUR APPRAISAL RIGHTS

We believe that $31 per share is too low a price and that with new management MONY has the potential to provide a much higher return on our investment. We strongly oppose this bargain-basement sale and believe it is being driven by the desire of MONY’s executives to collect golden parachute payments despite their failure to enhance MONY’s value since the IPO five years ago. The Delaware Court of Chancery has even noted the “unusually large” size of these golden parachutes, and ruled that MONY’s proxy statement was “misleading” for failing to disclose how exceptionally rich they are. Highfields Capital believes that MONY shareholders should require that their interest come first by rejecting the inadequate AXA price.

Independent proxy advisors agree—the sale to AXA for $31 per share is at too low a price and should be rejected.

Institutional Investor Services Inc. and Glass Lewis & Co., the two most respected independent shareholder advisory services, concluded that management’s proposed sale to AXA is not in the best interest of MONY shareholders. Both have studied the proposal objectively and solely from the perspective of the vote that would most benefit MONY shareholders. After exhaustive analysis they each emphatically recommended a vote AGAINST the AXA proposal.

Glass Lewis & Co., an independent financial proxy and financial advisory firm, stated that:

•	“…the merger consideration offered here is inadequate”

•	MONY is “simply worth more than AXA has agreed to pay for it”

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•	the AXA proposal is a “fire sale”

•	the sale allows “[management to] mask its own failures and collect tens of millions in golden parachutes”

•	trading prices of MONY’s peers since the transaction was announced suggests that “in the absence of the AXA transaction, MONY would be trading above [$31]”

Institutional Investor Services (ISS), a leading provider of proxy advisory services to over 700 institutional investors, stated that:

•	“...the deal is a low price and raises the question of why management is selling the company now.”

•	the $31 per share price is “outside the boundary of reasonableness”

•	“the lack of an action process to sell the company, rich goodbye package to management, and the company’s historical underperformance to peers, creates a mosaic of management actions not serving shareholders interests”

•	shareholders could target “a change of management [to] unlock more value over the long-term rather than sell at a discount to book value”

READ MORE FROM THE ISS AND GLASS LEWIS REPORTS

AXA AND MONY MANAGEMENT HAVE DELAYED THE MEETING IN A

DESPERATE MOVE TO FORCE THE SALE

MONY has announced that management’s merger agreement with AXA has been amended and that the special meeting will now be held on May 18, 2004. We believe that the “amended” proposal does not provide any additional substantive financial value to MONY shareholders and is only an excuse for MONY to cancel the special meeting and give management another chance to control the vote.

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We believe management continues to act more in its own interest than in the interests of shareholders. MONY’s latest proxy statement makes it clear that after five months of effort management had failed to obtain the required shareholder approval of the AXA proposal. Rather than accept this shareholder verdict by completing the shareholder meeting as soon as possible, management and AXA chose to delay the meeting for nearly three months and to reset the record date. Though MONY points to a court ruling and minor amendments to the agreement as triggering such delay, their proxy statement acknowledges that such a delay allows “investors [who have an interest in AXA convertible bonds]…to purchase additional shares of MONY stock to vote at the special meeting.”

We believe the delay shows that management is more interested in helping AXA complete its goal of purchasing MONY than in pursuing the interests of MONY’s own long-term shareholders.

DO NOT LET MANAGEMENT SUCCEED IN ITS EFFORT TO GAIN THE VOTE THAT SERVES

ITS OWN INTEREST.

EXERCISE YOUR RIGHT TO HAVE YOUR MONY SHARES APPRAISED BY A DELAWARE COURT

Highfields Capital and other shareholders holding approximately 14.2% of MONY shares have already notified MONY that we are exercising our right under Delaware law to be paid the appraised value of MONY shares if the transaction is completed. Highfields Capital believes that an independent valuation would result in an appraised value higher than $31 per share.

•	Exercising appraisal rights preserves your right to be paid the appraised value, rather than accept just a fraction of book value that AXA has offered.

•	You may revoke your appraisal demand at any time until 60 days after the effective date of the merger. If you vote in favor of the AXA

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transaction, you cannot later demand appraisal, and will lose this right to the appraised value forever.

Preserve your statutory right to be paid the appraised value of your shares.

Vote AGAINST the AXA proposal and send MONY a demand for appraisal of your shares.

HOW TO PRESERVE YOUR APPRAISAL RIGHTS

All MONY shareholders have the same right to demand the appraised value of MONY shares, so long as they take certain steps described below. If you vote in favor of the AXA proposal, you will lose this right.

To preserve your appraisal rights, you must take two steps:

1.	Do not vote in favor of the AXA proposal (either by not voting at all, or by voting against the transaction), and

2.	Deliver to MONY a written request for appraisal PRIOR to the Shareholder Meeting

For further information on the appraisal and voting process contact MacKenzie Partners, or email info@demandfairvalue.com

The material provided in this website is solely informational, is provided for the convenience of MONY shareholders and is not to be construed as legal or financial advice. No party referred to herein shall be obligated to provide any additional information, updated information or to take, or not take, any steps or actions whether or not referred to herein. MONY shareholders should make their own determination, and consult with their own advisors, regarding the merger and the exercise of appraisal rights.

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Highfields Capital Letters to MONY Shareholders

Highfields Capital has provided communications to other MONY shareholders explaining its reasons for voting against the proposed sale to AXA, and for exercising its appraisal rights. Look for future communications to be posted here from time-to-time.

Shareholders can also find these letters, as well as communications from other independent shareholders who oppose the sale and MONY’s own proxy material, at www.sec.gov.

•	Letter of February 5, 2004 [See Exhibit 2 to Amendment No. 1 to Highfields Capital’s Form PX14A6G filed on February 9, 2004.]

•	Letter of February 11, 2004 [See Exhibit 5 to Amendment No. 4 to Highfields Capital’s Form PX14A6G filed on February 17, 2004.]

•	Letter of February 20, 2004 [See Exhibit 8 to Amendment No. 7 to Highfields Capital’s Form PX14A6G filed on February 20, 2004.]

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Highfields Capital Letters to MONY Board of Directors

Highfields Capital believes that MONY’s Board of Directors has a duty to ensure that shareholders be allowed to communicate with each other and exercise their governance rights without interference from management. Through repeated litigation claims MONY’s management has sought to harass Highfields Capital and other shareholders who oppose the sale to AXA.

Management has even pursued claims that it knows are contrary to stated (and recently confirmed) SEC policy and interpretations. Highfields Capital has written to MONY’s Board to express its views that such attacks on MONY’s own shareholders are a waste of corporate assets and violate shareholders rights.

•	Letter of February 12, 2004 [See Exhibit 4 to Highfields Capital’s Amendment No. 3 to Form PX14A6G filed on February 13, 2004.]

•	Letter of February 19, 2004 [See Exhibit 7 to Highfields Capital’s Amendment No. 6 to Form PX14A6G filed on February 19, 2004.]

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Read Why ISS and Glass Lewis Recommend

a Vote AGAINST AXA

The two most respected independent shareholder advisory services joined the voices of independent shareholders in concluding that management’s proposed sale to AXA is not in the interest of MONY shareholders. Both Institutional Investor Services Inc. (a proxy advisor to over 700 institutional investors, mutual funds, and other fiduciaries) and Glass Lewis & Co. (an independent proxy and financial advisory firm) each studied the proposal objectively and solely from the perspective of the vote that would most benefit MONY shareholders.

After exhaustive analysis both ISS and Glass Lewis emphatically recommended a vote AGAINST the AXA proposal. The forcefulness of their recommendations highlights management’s conflicts and self-interest, as well as the flawed process, which led to the proposed sale at an inadequate price.

Below are some excerpts of the reports and recommendations issued by ISS and Glass Lewis. Shareholders are encouraged to obtain and review the full text of the reports and recommendations which more fully describe the basis assumptions and risk factors associated with the conclusions set forth in the reports, and excerpted below. The commentary below, or elsewhere in this web-site, is not intended to be investment advice and should not be construed as such, or relied upon by any shareholder or other person.

Glass Lewis & Co.

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“Does the Proposed Merger Give Shareholders Fair Value? We believe the merger consideration offered here is inadequate.”

“It is also worth noting that the peer companies have all traded higher since the time this deal was announced. In fact.... the peers have traded up more than MONY, suggesting that in the absence of the AXA transaction, MONY would be trading above the transaction price.”

“The Company has been poorly managed by a team of executives that the Board has left in place for too long despite anemic performance. And now the Board has essentially conceded defeat—agreeing to a fire sale for less than the stated book value of the business.”

“The decision to throw in the towel was appreciated, no doubt, by the management team, which likely sees this transaction as a way to both mask its own failures and collect tens of millions in golden parachutes.”

“... this Board has not tried hard enough to create value for shareholders. MONY’s cost and margin structure are substantially worse than its peers but we know of no reason this cannot be fixed.”

“...one of the dissenting shareholders has offered additional capital, if that is required. And, we know there are insurance executives who have long track records of producing returns on equity substantially above the meager one percent that this team has achieved. This Company can be better and should be worth more.”

“... Mr. Roth explained to shareholders that the lack of scale is preventing MONY from successfully growing its business... We... found no evidence that MONY was worried about scale prior to the announcement of the merger. The company had not previously mentioned this issue in its conference calls and we are aware of no Street analyst who has cited scale as a reason for MONY’s lack of success. Indeed, given that there are several successful players in the life insurance industry of roughly

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similar size (AmerUS Group and StanCorp Financial both come to mind), we are doubtful of this ‘scale’ claim.”

“CSFB [in its fairness analysis] noted the mean and median book value multiples were 1.28 and 1.32, respectively. Nevertheless, in valuing MONY, CSFB elected to apply a book value multiple range of 0.7 to 0.9.....Our research failed to uncover a single instance in the last several years of a company selling for less than book value in a transaction valued at more than $1 billion.”

“We note that CSFB will receive its full fee of approximately $15 million only if shareholders approve the transaction and it is ultimately closed. We believe these sorts of contingency fee arrangements ... render suspect the work they do in evaluating the fairness of a deal ... We believe that several of the principal methods used in the analysis are flawed and that CSFB’s conclusions should not, therefore, be relied upon.”

“Again using our back-of-the-envelop math, if one assumes that MONY could grow its top line at 5% per year and achieve 2007 net income margins equal to those of AmerUS, the discounted cash flow value analysis (using CSFB’s discount rates) would yield a ‘fair’ price of $37 to $47 per share for MONY today.”

“We believe that if these assets were managed like MONY’s peers, MONY would generate cash flow that would justify the book value. Indeed, our math suggests that with a management team that could modestly grow the top line while getting expenses under control, this company could be fairly valued in the $50 to $60 range within three years.”

“Now is no time to fold. MONY shareholders should insist that the board discard this management team and play on.”

Institutional Shareholder Services (“ISS”)

[The merger price of $31 per share] “is outside the boundary of reasonableness

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when compared to precedent transactions coupled with open market opportunities to sell above the offer price.”

“...we believe the deal value is a low price and raises the question of why management is selling the company now.”

“The approximately $90 million in management payments for negotiating a deal that is the lowest price to book valuation in the nine years covered in the financial advisor report underscores the significant conflict of interest between management and shareholders.”

“ Incredibly, management will receive more in additional compensation than MONY shareholders will receive in additional value from this transaction ... The transaction represents a major disconnect between pay and performance.”

“... one alternative shareholders could target is a change in management to attempt to unlock more value over the long-term rather than sell at a discount to book value. We believe that shareholders should focus on long term corporate value, and that there is an opportunity for the board to reconsider its alternatives as an independent entity and take measures to build the company’s return on capital to a more competitive level within the industry.”

“...the lack of an auction process to sell the company, rich goodbye package to management, and the company’s historical underperformance to peers, creates a mosaic of management actions not serving shareholder interests.”

“...Mr. Roth [states] that ... public filings could form a basis for bidders if anyone was inclined to make a superior offer [and that] an auction process would be detrimental to the value of the company as agents might defect in the uncertainty. We disagree with the assertion that public filings are enough for a bidder to enter the process. In terms of ... an auction process ...disrupting the company’s agent base, we note that there is the potential for the agent base to be disrupted whether the board initiated an auction or in this case chose to negotiate with one party.”

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“In the interests of longterm corporate value, we believe the board should reconsider its alternatives and either negotiate a transaction closer to precedents, replace management, or develop a strategy to improve the low ROE [return on equity].”

“...if capital is the barrier to improving the company’s financial position then the company can attempt to raise capital. If there is excess capital in the business then management can attempt to scale the business down to a more focused competitor and target capital allocation to product lines generating the best returns on capital.”

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Description of Delaware Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the MONY—AXA merger agreement, you have the right to dissent from the merger and to demand payment in cash for the appraised value of your MONY shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. Voting AGAINST the merger agreement and delivering an appraisal demand will preserve your right to be paid the appraised value of your MONY shares or to elect to accept the $31 per share merger price at anytime within 60 days after the effective date of the merger.

MONY shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law. MONY has stated that it will require strict compliance with the statutory procedures contained in Section 262.

The following is intended as a summary of the Delaware statutory procedures required to be followed to perfect appraisal rights and is not to be construed as legal or financial advice. MONY shareholders should make their own determination, and consult with their own advisors, regarding the merger and the exercise of appraisal rights. This summary is not complete and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262

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since failure to timely and properly comply with Section 262 will result in the loss of your appraisal rights under Delaware law. Click here for the full text of Section 262.

Steps to Demand Appraisal: To demand appraisal of your MONY shares, you must satisfy each of the following conditions BEFORE THE MAY 18, 2004 VOTE ON THE MERGER AGREEMENT WITH AXA:

1.	You must NOT vote in favor of the adoption of the AXA merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights, AND

2.	You (or your broker or other nominee if you are not a record holder) must deliver to MONY a written demand for appraisal of your MONY common stock before the vote on the merger with AXA. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement.

CLICK HERE FOR FORMS OF APPRAISAL DEMAND

3.	A vote AGAINST the merger agreement will satisfy the requirement that you not vote in favor of the AXA proposal, and would also revoke any earlier vote in favor of the AXA proposal.

What the Appraisal Demand Looks Like: The demand for appraisal must reasonably inform MONY of the identity of the shareholder and the intention of the shareholder to demand appraisal of MONY shares. A demand for appraisal must be made by, or in the name of, a registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record (such as if shares are held in a brokerage account or other nominee account). The beneficial holder must, in such cases, have the broker or other registered owner submit the required demand covering those shares.

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Where to Deliver the Appraisal Demand: All demands for appraisal should be addressed to the MONY General Counsel at The MONY Group Inc., 1740 Broadway, New York, New York 10019, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of MONY common stock.

In view of the complexity of Section 262, MONY shareholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

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Forms of Appraisal Demand

Set out below are copies of forms of appraisal demand presented by Highfields Capital to MONY. These are samples only and have not been approved by MONY. The information and forms provided herein are for the convenience of MONY shareholders and should not be construed as legal or financial advice.

•	Letter for Shares Held in Record Ownership

•	Letter for Shares Held by a Broker or Other Nominee

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Letter for Shares Held in Record Ownership

October 16, 2003 The MONY Group Inc. Attn: General Counsel 1740 Broadway New York, NY 10019

Copy of Form of Appraisal Demand Letter submitted by Highfields Capital respecting record ownership of MONY shares included in the  total of 2,184,500 MONY shares held of record and beneficially by Highfields Capital investment entities.

Appraisal demand respecting MONY shares held beneficially in brokerage accounts was made through letter from Cede & Co., dated October 22, 2003, attached below.

Re:	Appraisal Demand for
Highfields Capital I LP

Ladies and Gentlemen:

On behalf of Highfields Capital I LP which owns (i) of record 100 shares (the “Record Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of The MONY Group Inc. (“MONY”) and (ii) beneficially an additional {Number of shares held in brokerage account} shares of Common Stock (the “Beneficial Shares” and, together with the Record Shares, the “Shares”). Pursuant to Section 262 of the Delaware General Corporation Law (“Section 262”), the undersigned hereby demands appraisal of the Shares in connection with and as a result of the merger contemplated by the Agreement and Plan of Merger dated as of September 17, 2003 among AXA Financial, Inc., AIMA Acquisition Co. and MONY (the “Merger Agreement”).

A demand from the record holder of the Beneficial Shares shall be forthcoming as promptly as practicable.

This demand is without prejudice to any other causes of action, rights or remedies the undersigned may have with respect to the Merger Agreement.

Please advise the undersigned promptly in you believe or intend to contend that, for any reason, this demand is defective or inadequate as a demand for appraisal of the Shares under Section 262.

Very truly yours,

/s/    Joseph F. Mazzella

Joseph F. Mazzella

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This form may also be downloaded in PDF format. [link]

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Letter for Shares Held by a Broker or Other Nominee

Cede & Co.

c/o The Depository Trust Company

55 Water Street

New York, NY 10041

October 22, 2003 The MONY Group Inc. Attn: Mr. Bart R. Schwartz Senior Vice President and General Counsel 1740 Broadway New York, NY 10019

Copy of Form of Appraisal Demand Letter submitted with

respect to MONY shares held in brokerage accounts.

Arrangements for delivery of this letter may be made

through a broker or other nominee holding shares

beneficially owned by a MONY shareholder.

Gentleman:

Cede & Co., the nominee of The Depository Trust Company (“DTC”), is a holder of record shares of common stock, par value $.01 per share, of The MONY Group Inc. DTC is informed by its participant, {Broker}. (“Participant”), that 2,184,200 of such shares (the “Shares”) are beneficially owned by Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital Ltd., customers of the Participant.

In accordance with instructions received from Participant on behalf of its customers, we hereby demand appraisal of the Shares, pursuant to Section 262 of the Delaware General Corporation Law, in connection with and as a result of the merger contemplated by the Agreement and Plan of Merger dated as of September 17, 2003 among AXA Financial, Inc., AIMA Acquisition Co and The MONY Group Inc.

While Cede & Co. is furnishing this demand for appraisal as the stockholder of record of the Shares, it does so at the request of Participant and only as a nominal party for the parties in interest, Highfields Capital I LP, Highfields Capital II LP, and Highfields Capital Ltd., L.P., so that they are not denied their rights as the beneficial owners of the Shares, and Cede & Co. assumes no further responsibility in this matter.

Future correspondence on this matter should be directed to Joseph F. Mazella, General Counsel, Highfields Capital Management LP, 200 Clarendon Street, Boston, MA 02116.

Very truly yours,

Cede & Co.

By:

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Contact Us

For More Information Contact:

info@demandfairvalue.com

or

MacKenzie Partners, Inc.

105 Madison Avenue

14th Floor

New York, NY 10016

(212) 929-5500 collect

(800) 322-2885 toll-free

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